Exhibit 15.2

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 30, 2021 with respect to the consolidated financial statements of Integrated Media Technology Limited and subsidiaries as of December 31, 2020, and for the year ended December 31, 2020, included in the Annual Report on Form 20-F for the year ended December 31, 2022 which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Ramirez Jimenez International CPAs
Ramirez Jimenez International CPAs

Irvine, California
April 28, 2023